Exhibit 99.1
Astec Industries, Inc.
   1725 Shepherd Road  |  Chattanooga, TN  37421  |  Phone (423) 899-5898  |  Fax 899-4456

News Release

ASTEC INDUSTRIES, INC. TO ACQUIRE POWER FLAME

CHATTANOOGA, Tennessee, (July 7, 2016).  Astec Industries, Inc. (NASDAQ: ASTE) today announced that it has entered into a definitive agreement to acquire substantially all of the assets and certain liabilities of Power Flame, Inc. ("PFI").  The transaction closing is subject to final due diligence and customary closing conditions.  The aggregate purchase price for the assets is $43 million dollars, subject to certain closing adjustments.

PFI, based in Parsons, Kansas, manufactures gas, oil and combination gas/oil burners and combustion control systems designed for commercial, industrial and process applications.  PFI began in 1948 and was acquired by Bill and Louisa Wiener in 1979.

Commenting on the announcement, Benjamin G. Brock, President and CEO, said, "We are very pleased to welcome Power Flame to the Astec Industries family of companies.  Our companies have known each other for over thirty years.  We are a match culturally and in our approach to business.  Power Flame is a successful, profitable company with strong market share in each industry it serves.  Power Flame also leads with innovative technology and dependable quality products.  We thank Mr. Bill Wiener and his wife Louisa, the owners of Power Flame for 37 years, for their collaborative effort on this acquisition, and we are happy that Bill will remain with us as President of Power Flame."

Continuing, Mr. Brock said, "Power Flame joining our family of companies reflects our stated strategy to continue focused growth both organically and through acquisitions of strong companies that serve the Infrastructure, Aggregate and Mining, and Energy industries.  Power Flame will continue to operate as Power Flame, Inc. in Parsons, Kansas and will join our Energy Group.  We expect the transaction to close early in the third quarter.  More information on Power Flame and its products can be found at www.powerflame.com."

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about future performance of Power Flame and improvements to existing Power Flame business operations. These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com